EXHIBIT 3.1

Form 426
(Revised 05/11)

Return in duplicate to:
Secretary of State
P.O. Box 13697
Austin, TX 78711-3697
512 463-5555
FAX: 512/463-5709
Filing Fee: $15

Resolution Relating to a Series of Shares

This space reserved for office use.

Entity Information

The name of the corporation is:

GEX Management, Inc

State the name of the entity as currently shown in the records of the secretary of state.

The file number issued to the filing entity by the secretary of state is: 802409599

Copy of Resolution

(Please check only one box.)

☑ A copy of a resolution establishing and designating a series of shares is attached.

☐ A copy of a resolution increasing or decreasing the number of shares in an established series is attached.

☐ A copy of a resolution deleting an established series is attached.

☐ A copy of a resolution amending an established series is attached.

Adoption of Resolution

The resolution was adopted by all necessary action on the part of the corporation on:

2/19/2019

mm/dd/yyyy

Effectiveness of Filing (Select either A, B, or C.)

A. ☑ This document becomes effective when the document is filed by the secretary of state.

B. ☐ This document becomes effective at a later date, which is not more than ninety (90) days from the date of signing. The delayed effective date is: ______

Form 426

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C. ☐ This document takes effect upon the occurrence of a future event or fact, other than the passage of time. The 90th day after the date of signing is: ____________________

The following event event or fact will cause the document to take effect in the manner described below:

____

____

Execution

The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument.

Date: 2/21/2019

[signature]

SRIKUMAR VANAMALI

Signature and title of authorized officer

Form 426

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UNANIMOUS CONSENT OF THE BOARD OF DIRECTORS

IN LIEUE OF A SPECIAL MEETING

OF

GEX MANAGEMENT, INC.

The undersigned, being all of the members of the Board of Directors of GEX Management, Inc., a Texas corporation (the “Corporation”), hereby take the following corporate action and adopt the following resolutions, effective this 19th day of February 2019, which corporate action and resolutions shall have the same force and effect as a unanimous vote of all the directors of the Corporation at a formal special meeting of the Board of Directors of said Corporation:

That on February 19, 2019, the undersigned, constituting all of the members of the Corporation’s Board of Directors, are duly elected directors and officers, agreed to adopt the following resolutions:

RESOLVED, that the Corporation ratifies and approves the authorization of (800,000) shares of a newly authorized Series A1 Voting Preferred Stock (the “Series A1 Preferred Stock”), having the rights and privileges set forth below and as specified in the Certificate of Designation of Preferences, Rights and Limitations of Series A1 Preferred Stock, which have become part of the Corporation’s book and records; and

FURTHER RESOLVED, that the Corporation ratifies and approves the issuance to Srikumar Vanamali, the Corporation’s Interim CEO and Executive Director, of four hundred thousand (400,000) shares of this Series A1 Preferred Stock; and

FURTHER RESOLVED, that the Corporation ratifies and approves the issuance to Shaheed Bailey, the Corporation’s Interim Chief Investment Officer and Director, of four hundred thousand (400,000) shares of this Series A1 Preferred Stock; and

FURTHER RESOLVED, that the Corporation ratifies and approves the following rights and privileges of the Series A1 Preferred Stock;

vii.	The designation of this series, the authorized amount of which consists of eight hundred thousand (800,000) shares with a par value of $0.001 per share shall be “Series A1 Preferred Voting Stock” or “Series A1 Preferred Stock;”
viii.	The Series A1 Preferred Stock shall rank senior to the Corporation’s common stock, par value $0.001 (“the Common Stock”) but junior to any class or series of the Corporation’s preferred stock hereafter created and/or issued;
ix.	Except as otherwise provided herein or by law and in addition to any right to vote as a separate class as provided by law, the holder of the Series A1 Preferred Stock shall have full voting rights and powers on all matters subject to a vote by the holders of the Corporation’s Common Stock and shall be entitled to notice of any shareholders meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote, with respect to any question upon which holders of Common Stock having the right to vote, including, without limitation, the right to vote for the election of directors, voting together with the holders of Common Stock as one class. For so long as Series A1 Preferred Stock is issued and outstanding, the holders of Series A1 Preferred Stock shall vote together as a single class with the holders of the Corporation’s Common Stock and the holders of any other class or series of shares entitled to vote with the Common Stock, with the holders of Series A1 Preferred Stock being entitled to fifty-one percent (51%) of the total votes on all such matters regardless of the actual number of shares of Series A1 Preferred Stock then outstanding, and the holders of Common Stock and any other shares entitled to vote being entitled to their proportional share of the remaining 49% of the total votes based on their respective voting power.
x.	Unless otherwise declared from time to time by the Board of Directors, out of funds legally available thereof, the holders of shares of the outstanding shares of Series A1 Preferred Stock shall not be entitled to receive dividends, and
xi.	The holders of Series A1 Preferred Stock shall not be entitled, as a matter of right, to subscribe for, purchase or receive any part of any stock of the Corporation of any class whatsoever, or of securities convertible into or exchangeable for any stock of any class whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend by virtue of the Series A1 Preferred Stock nor shall the shares of Series A1 Preferred Stock be convertible into shares of the Corporation’s Common Stock.
xii.	The holder or holders of the Series A1 Preferred Stock shall not be entitled to receive any distributions in the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary.

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FURTHER RESOLVED, that any action taken or to be taken by the Corporation’s Chief Executive Officer or Chief Operating Officer for and on behalf of the Corporation in connection with the foregoing resolutions are hereby ratified and approved as the actions of the Corporation.

The signature below are the genuine signatures of such persons

GEX Management, Inc.

/s/ Srikumar Vanamali
Srikumar Vanamali, Interim Chief Executive Officer and Executive Director

/s/ Shaheed Bailey
Shaheed Bailey, Interim Chief Investment Officer

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